EXHIBIT 99.01

KANA Software Completes a $2.4 Million Equity Financing

MENLO PARK, Calif.—(BUSINESS WIRE)—June 30, 2005—KANA Software, Inc. (NASDAQ: KANAE), a leading provider of Service Resolution Management (SRM) solutions, today announced that it completed a private placement of 1,631,541 shares of common stock with institutional investors at a price of $1.471 per share for aggregate gross proceeds of approximately $2.4 million. In addition, KANA issued the investors warrants to purchase a total of 815,769 shares of common stock at an exercise price of $2.452. The parties closed the private placement on June 30, 2005. The proceeds will add to the company’s working capital.

“We are delighted with our investors, in particular, that $2.0 million of the investment is from NightWatch Capital, a significant existing KANA investor interested in maximizing long-term shareholder value,” said John Thompson, CFO at KANA.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The shares have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States or any state thereof absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements.

About KANA

KANA is a leading provider of Service Resolution Management (SRM) solutions that improve customer satisfaction, reduce service costs, and increase revenues. KANA’s award-winning suite of customer service solutions for assisted, self, and proactive service enables companies to resolve customer requests quickly and accurately across multiple channels. Built on the industry’s most advanced web architecture, KANA’s solutions are in use at more than half of the world’s largest 100 companies. For more information visit www.kana.com

NOTE: KANA is a registered trademark of KANA Software, Inc. All other company and product names may be trademarks of their respective owners.

Contact:

KANA

Media:

Jessica Hohn, 603-665-1306

jhohn@kana.com

or

PAN Communications

Ed Hadley / Rosalind Morville, 978-474-1900

kana@pancomm.com

or

Market Street Partners

Investors:

Carolyn Bass / Susan Coss, 415-445-3240

kana@marketstreetpartners.com